UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 22, 2014

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Registrant hereby amends and supplements its Current Report on Form 8-K dated November 14, 2013, relating to the promotion of Michael A. Stivala, its current Chief Financial Officer, to the role of President, effective April 1, 2014, to report that, at its meeting held on January 22, 2014, the Compensation Committee of the Registrant’s Board of Supervisors determined Mr. Stivala’s compensation in his new role. The Compensation Committee increased Mr. Stivala’s annual base salary from $300,000 to $425,000, commencing April 1, 2014. He will continue to participate in the Registrant’s Incentive Compensation Plan, with a bonus target of 100% (increased from 80%) of his base salary for the 2014 fiscal year. In connection with his promotion, the Compensation Committee also approved the grant to Mr. Stivala, effective on April 1, 2014, of an award of restricted units under the Partnership’s 2009 Restricted Unit Plan (the “Plan”), having a market value of $1,000,000 (the number of restricted units will be calculated by dividing said market value by the average of the closing prices, on the New York Stock Exchange, of one Common Unit of the Partnership for the 20 trading days prior to the effective date of grant). Under the terms of the Plan, such restricted units will vest over time, with 33.33% of the restricted units vesting at the end of each of the first three anniversaries of the grant date. Upon vesting, restricted units are automatically converted into Common Units of the Partnership. Mr. Stivala remains eligible to participate in the Registrant’s other benefit plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/ PAUL ABEL
Name:	Paul Abel
Title:	Vice President, General Counsel & Secretary

Date: January 23, 2014